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                               AVANT! ACQUIRES INTERHDL

     FREMONT, Calif., November 13, 1998 -- Avant! (Nasdaq: AVNT) announced today that it has completed its acquisition of Los Altos,
                           California-based interHDL, Inc.

The addition of interHDL's tools and technology makes Avant! a leader in register transfer level (RTL) planning and analysis software - high-performance analysis for system on chip (SOC) designs. The RTL planning and analysis tools of interHDL will continue to be available as stand-alone tools or, with other Avant! tools, as part of the industry's first SinglePass RTL methodology.

"We welcome the people and technology of interHDL into the Avant! family", said Gerald C. Hsu, chairman, president and CEO of Avant! Corporation. "Avant!'s mergers and acquisitions strategy is simple - assemble cutting edge technology and talented people, allow them to flourish and produce the industry's best very deep submicron solutions. interHDL is a perfect fit in Avant!'s complete front-end to back-end tools product line."

"We are very excited about complementing the Single Pass methodology and extending it into the RTL domain", said Saeid Ghafouri, president and CEO of interHDL. "We believe that together with AVANT!, we can provide for a very significant productivity increase to our customers."

"Avant! continues its focus on solving the toughest VDSM design productivity problems. Our Milkyway-based SinglePass VDSM design solution is becoming the leader in achieving optimum design size with highest chip performance, and fastest time-to-market.," said Dr. Chi-Ping Hsu, CEO Staff of products at Avant!.

ABOUT INTERHDL, INC.
Founded in 1991, interHDL develops and markets design planning and analysis software that improves the productivity of engineers in the chip industry. interHDL's products provide fast, accurate predictions of power, testability and quality at the register-transfer-level (RTL). These products are equally suited for qualifying intellectual property (IP) or multi-million device systems and chips. The company invented and is the leader in hardware description language
(HDL) design purification technology.

ABOUT AVANT!
Avant! (pronounced ah VAHN tee) Corporation develops, markets, and supports integrated circuit design automation (ICDA) software for the design of deep submicron ICs including microprocessors, microcontrollers, application-specific standard products (ASSPs) and complex application-specific integrated circuits (ASICs). Avant!'s full tool suite covers process characterization, circuit simulation and analysis, HDL simulation, formal verification, floorplanning, physical design and VDSM optimization, interconnect parasitic extraction, timing simulation, and physical verification. Avant! also provides physical foundation IP libraries for integrated circuit design. Avant!'s tools support hierarchical design methodologies as well as

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incremental design changes in all phases, and they offer the capacity needed for multi-million transistor devices.

Avant! is headquartered in Fremont, California with offices worldwide. Tel (510) 413-8000, Fax (510) 413-8080 www.avanticorp.com.

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AVANT!, MILYWAY, AND SINGLEPASS ARE TRADEMARKS OF AVANT! CORPORATION. ALL OTHER
COMPANY AND PRODUCT NAMES MENTIONED HEREIN ARE TRADEMARKS OR REGISTERED TRADEMARKS OF THEIR RESPECTIVE OWNERS AND SHOULD BE TREATED AS SUCH